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Exhibit to Form 8-K                                                 Exhibit 99.A

                                MANAGEMENT BUYOUT



China Pacific, Inc. (NASDAQ-SmallCap-CHNA, Date: September 21, 1998) (the "Company") today announced that, on September 14, 1998, Great China Industries Limited purchased 3,271,429 shares of the Company's common stock from C. P. Investment Limited, at a price of $0.276 per share, or $903,225. The beneficial owner of Great China Industries Limited is Mr. Thomas Tong, who is the acting President, Chief Financial Officer, and a director of China Pacific, Inc., as well as a director of Chengdu Chengkang Iron and Steel Co., Limited ("Chengdu Steel"), the Company's 60% owned joint venture subsidiary.

Mr. Tong has stated that he is currently evaluating the cost reduction program and a restructuring of the China Pacific group companies, with the goal of mitigating the Company's financial burden.

A new team will carry on the negotiations with the holders of the Company's approximately $15.0 million in 9% convertible notes (the "Notes"), regarding the terms of the Notes. Although the outcome is still not certain, Mr.
Tong hopes that a satisfactory agreement can be reached.

China Pacific, Inc. is a leading producer of steel and iron products in Sichuan Province, the People's Republic of China, through its majority interest in Chengdu Steel.

Additional corporate information and press releases are available at the Company's web site www.chinapacific.com, or contact:



China Pacific, Inc. -- Los Angeles, CA office,

Tel: (562) 433-1882